Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-205441, 333-210374, 333-216747, 333-223751, 333-230324, 333-236873, 333-253785, 333-263052, and 333-270171) pertaining to the 2015 Equity Incentive Plan, 2007 Stock Plan and 2015 Employee Stock Purchase Plan of Natera, Inc., and

(2)	Registration Statements (Form S-3 Nos. 333-248690, 333-258047, 333-259429, 333-268391, and 333-274372) of Natera, Inc.;

of our reports dated February 28, 2024, with respect to the consolidated financial statements of Natera, Inc. and the effectiveness of internal control over financial reporting of Natera, Inc. included in this Annual Report (Form 10-K) of Natera, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Mateo, California

February 28, 2024